WEDNESDAY MAY 13, 7:31 PM EASTERN TIME

COMPANY PRESS RELEASE

ATRIA COMMUNITIES RESPONDS TO KAPSON SENIOR QUARTERS/ARV
ASSISTED LIVING LITIGATION

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 13, 1998--Atria Communities, Inc. ("Atria") (Nasdaq/NM:ATRC-news) acknowledged today that ARV Assisted Living Inc. (AMEX:SRS-news; "ARV") has filed suit in the Superior Court for the State of California, County of Orange, seeking to enjoin Atria and Kapson Senior Quarters Corp. ("Kapson"), an affiliate of Lazard Freres Real Estate Investors L.L.C. ("LFREI"), from consummating Kapson's acquisition of Atria pursuant to an Agreement and Plan of Merger dated as of April 19, 1998, by and among Atria, Kapson and KA Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Kapson (the "Merger Agreement").

As stated in ARV's complaint, Atria was named as a defendant in the litigation "solely because it is arguably a necessary party to any action seeking to enjoin consummation of agreements to which it is a party." LFREI has informed Atria that it believes that ARV's claims against all parties are without merit and that it intends to contest vigorously the allegations in ARV's complaint on behalf of Kapson, itself and its affiliates. Accordingly, Atria intends to continue its efforts to consummate the merger contemplated by the Merger Agreement as soon as practicable. Because of the uncertainty of all litigation, there can be no assurance that LFREI, Kapson and their affiliates will be successful defending against ARV's lawsuit, or that consummation of the merger contemplated by the Merger Agreement will not be adversely affected by ARV's litigation.

Atria, based in Louisville, Kentucky, is a national provider of assisted and independent living services for the elderly. Atria currently operates 54 communities in 19 states with 5,293 units. Atria has 48 additional communities currently under development.

Forward-looking statements contained in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially. Certain risks are detailed in the Company's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as Amended.

----------------
Contact:

   Atria Communities Inc., Louisville
   Julie Harding, 502/719-1628

-------------------------------